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                                                                    Exhibit 99.1

[GENAERA LOGO]

                                                           FOR IMMEDIATE RELEASE

Contact:
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Genaera Corporation               The Trout Group/BMC Communications
Jennifer Bilotti                  Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020                    Brad Miles ext. 17 (media inquiries)
www.genaera.com                   (212) 477-9007
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                     Genaera Announces Positive Lung Cancer
                      Clinical Trial Results for Squalamine

Plymouth Meeting, PA, May 20, 2002--Genaera Corporation (NASDAQ: GENR) announced today positive final results for its anti-angiogenic drug, squalamine, in its phase 2a non-small cell lung cancer (NSCLC) clinical trial.

The multi-center open-label design examined the preliminary efficacy and safety of squalamine, combined with first line standard chemotherapy of carboplatin and paclitaxel, in patients with Stage IIIB or Stage IV advanced disease. Interim results were presented previously at the May, 2000 and May, 2001 ASCO meetings. Overall, for all patients enrolled in the study, at all doses of squalamine, 27% of patients experienced an objective response. Objective responses were observed in 29% of patients receiving the squalamine dose of 300 mg/m2/day for one or more cycles of therapy. In comparison, an appropriate historical benchmark objective response rate for this group of patients treated with carboplatin and paclitaxel alone is 17%, as demonstrated in the large Eastern Cooperative Oncology Group (ECOG) study presented by Dr. Joan Schiller of the University of Wisconsin at the ASCO meeting in May 2000, and updated upon publication in the January 10, 2002 issue of the New England Journal of Medicine. Dr. Schiller was also lead investigator for the current study. The median survival time for all patients enrolled in the study was 10.0 months (95% confidence interval, 6.6 to 12.3 months). The median survival time for patients receiving the squalamine dose of 300 mg/m2/day was 8.5 months (95% C.I. 6.6 to 17.8 months). In comparison, the historical benchmark objective median survival for this group of patients treated with carboplatin and paclitaxel alone in the ECOG study was 8.1 months (95% C.I. 7.0 to 9.5 months). The median time to progression was 4.4 months (95% C.I. 3.1 to 6.9 months) for all patients in the study, 5.5 months for patients in the 300 mg/m2/day group (95% confidence interval 3.2 to 9.4 months), and in comparison for the ECOG study was 3.1 months (95% C.I. 2.8 to
3.9 months).

Roy S. Herbst, MD, PhD, of M.D. Anderson Cancer Center, and an investigator for the study, commented, "Anti-angiogenic therapy of cancer has the potential to improve the lives and survival of cancer patients, including patients with advanced non-small cell lung cancer. We are currently following up these promising results in the initial lung cancer trial of squalamine by conducting a larger study to evaluate a `metronomic'

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dosing strategy with weekly squalamine, carboplatin, and paclitaxel. I believe this dosing regimen is an approach that may give evidence of further improvement in safety and efficacy compared to standard chemotherapy for this serious disease, and prepare the way for further evaluation of squalamine in lung cancer, ovarian cancer, and other cancers."

Roy C. Levitt, MD, President and Chief Executive Officer of Genaera, commented, "The clinical results with squalamine in lung cancer provide evidence of its tremendous potential as a unique anti-angiogenic therapy for cancer. We are also quite encouraged thus far with our newest clinical trial in lung cancer, with a weekly dosing regimen of both squalamine and the carboplatin and paclitaxel cytotoxic chemotherapy, where early evidence is supportive of improved safety and efficacy of the three drug regimen."

The phase 2a non-small cell lung cancer trial initially enrolled 18 patients with an escalating dose of squalamine from 100 mg/m2/day to 400 mg/m2/day. Twenty-seven patients were then enrolled in a second portion of the study at a set 300mg/m2/day dose. The patients received up to 6 cycles of carboplatin and paclitaxel every 3 weeks, immediately followed by 5 daily treatments of squalamine every 3 weeks. A phase 2b study in NSCLC is ongoing, designed to evaluate 90 patients with first line therapy of 100 mg/m2 or 200 mg/m2 weekly squalamine in combination with weekly carboplatin and paclitaxel.

The Company has performed clinical trials evaluating squalamine in the treatment of non-small cell lung cancer, ovarian cancer, and other adult solid tumors. Genaera also anticipates the start of clinical trials in age-related macular degeneration (AMD) in 2002. Squalamine is the first clinical drug candidate in a class of naturally occurring, pharmacologically active, small molecules known as aminosterols. Squalamine is a potent anti-angiogenic molecule with a unique multi-faceted mechanism of action that blocks the action of a number of angiogenic growth factors, including vascular endothelial growth factor (VEGF).

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on antiangiogenesis, obesity, infectious diseases and respiratory diseases. Genaera has four products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; trodulamine, an appetite suppressant for medically significant obesity; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN(TM), a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic lung disease.

This announcement contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for squalamine (for lung cancer, ovarian cancer and in other indications), the IL-9 antibody program, the small molecule mucoregulator program, and trodulamine. You may identify some of these forward looking-statements by the use of words in the statements such as "anticipate," "believe," "develop," "continuing," and "progress," or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of factors,

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including, but not limited to, the additional data to be collected from the clinical trials, results of additional clinical development plans, results of ongoing preclinical and clinical studies in our drug development candidates, general financial, economic, regulatory and political conditions affecting the biotechnology industry and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

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